UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 5, 2018

Tallgrass Energy, LP
(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)    Resignation of Director
On September 5, 2018, W. Curtis Koutelas submitted his resignation, effective September 7, 2018, as a member of the Board of Directors (the "Board") of Tallgrass Energy GP, LLC, the general partner (the "General Partner") of Tallgrass Energy, LP (the "Partnership"), and as a member of the Audit Committee of the General Partner. Mr. Koutelas’s resignation from the Board did not result from any disagreement with the Partnership or any affiliate of the Partnership.
(d)    Election of New Directors
In addition to accepting the resignation by Mr. Koutelas, the size of the Board was increased from eight to nine directors effective September 7, 2018 and the Board unanimously approved the appointment of Roy N. Cook and Terrance D. Towner as independent directors of the Board with respect to these two existing Board vacancies. Mr. Cook's and Mr. Towner's term as a director of the Board began on September 7, 2018. Mr. Cook and Mr. Towner will also serve as members of the Audit Committee of the General Partner.
Mr. Cook previously served as a director of the general partner of Tallgrass Energy Partners, LP from September 2013 until June 2018 and as a member of the audit committee of the general partner of Tallgrass Energy Partners, LP from December 2017 until June 2018. From 2001 to 2013, Mr. Cook was employed by, and held a variety of roles within, the terminals division of Kinder Morgan, focusing on acquisitions, management, design and operations and specializing in the dry bulk side of the terminals business. Prior to 2001, Mr. Cook owned and managed several businesses in the service industry, including Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminals, Inc., each of which were sold to Kinder Morgan in 2001. Mr. Cook currently owns several small businesses across diverse industries, including a self-storage business, an electrical service company and a commercial real estate management and development company. He graduated from Kansas State University in 1979 with a B.S. degree in Agriculture Economics.
Mr. Towner previously served as a director of the general partner of Tallgrass Energy Partners, LP and as a member of the audit committee of the general partner of Tallgrass Energy Partners, LP from August 2013 until June 2018. Mr. Towner currently provides advisory services to various private equity clients and private companies. Between 2000 and December 2014, Mr. Towner was employed by Watco Companies, a Kansas based transportation company, in various capacities, including Vice Chairman, President, COO and CFO. As President and COO, Mr. Towner was responsible for all operations, safety, quality, human resources, information services and the financial performance of Watco's transportation, mechanical, and terminal and port divisions. Prior to joining Watco, Mr. Towner spent thirteen years in banking including three years as President and CEO of First State Bank & Trust Company of Pittsburg, Kansas. He also served for five years as President of Pitsco, a company that develops and markets computer based education products, and approximately two years as a financial and strategic consultant with Grant Thornton. Following his departure from Grant Thornton, Mr. Towner acquired Joplin.com, an internet service provider located in Joplin, Missouri and subsequently sold the company to Empire District Electric Company, a public utility. Mr. Towner earned his bachelor's degree in Economics from Pittsburg State University in 1981 and his MBA from Pittsburg State University in 1993.
Mr. Cook and Mr. Towner were not elected pursuant to any arrangement or understanding with the Partnership or any affiliate of the Partnership. Mr. Cook and Mr. Towner have not engaged in any transactions with related persons of the Partnership as described in Item 404(a) of Regulation S-K of the Securities Act of 1933.
Mr. Cook and Mr. Towner will receive compensation for their service as a director of the General Partner in accordance with the Partnership’s non-employee director compensation policy, which is described in the Partnership’s Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 13, 2018. On September 7, 2018, the Board approved the grant to Mr. Cook and to Mr. Towner of 3,600 unvested equity participation shares (the "EPSs") of which (i) 1,200 vest on September 1, 2019, (ii) 1,200 vest on September 1, 2020, and (iii) 1,200 vest on September 1, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY, LP

		By:	Tallgrass Energy GP, LLC
its general partner

Date:	September 7, 2018	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer